Exhibit 99.1

Dear U.S. Physical Therapy Shareholder:

2004 was a year of accomplishment and transition for your company. Webster defines transition as "a movement, development or elevation from one form, stage or style to another..." In 2004, we moved away from opening "company owned stores" and instead, refocused our efforts on the beneficial aspects of our traditional and highly successful partnership model.

This model centers on developing robust physical and occupational therapy businesses by partnering with the best and brightest therapists in the local marketplace. These clinicians, who have demonstrated the ability to market their services and to create lasting referral relationships, have a significant ownership stake in each partnership.

This partner model for development of new clinics is the cornerstone around which we will continue to build the company.

Our team produced a number of critical improvements in 2004 which have positioned U.S. Physical Therapy for a successful future. These accomplishments include:

Communication Enhancements

Establishing effective and open communication was one of the most important objectives identified soon after our arrival in late 2003. Conference calls, best demonstrated practice patterns, faster service response time, and face-to-face interaction in the field, were all undertaken with the goal of improving our collective ability to connect with our partners and to create tangible, meaningful and lasting operational improvements.

The "Scorecard"

As a result of this partner interaction, it became clear that we needed a simple yet effective means to internally communicate our key business drivers as well as to provide a means of measuring our progress in focus areas.

A "Scorecard" was developed to communicate in a clear and concise format management's expectations in the form of 11 key performance measures. Measurements of these business drivers are tracked and communicated monthly to our partners along with trended graphs benchmarked against industry standards.

By the end of the year, the company had improved substantially in all 11 areas including: net reimbursement rate per visit, visits per therapist, patient cancellation rate and accounts receivable days outstanding, just to name a few. In addition to the operational impact of the Scorecard, our partners grew to rely on this tool to help them better manage their facilities and their staff, which should have a lasting impact as we look to the future.

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Negotiation

Whether we realize it or not, life and certainly business are filled with negotiation opportunities. We found in the reimbursement area that there was significant potential upside through contract negotiation. This proved to be a major area of success as we were able to significantly improve our average net reimbursement rate last year as compared to prior years. These efforts continue as we look to create additional opportunities for your company in 2005 and beyond.

Sales and Marketing

Historically, the "promotion" of our facilities was left entirely in the hands of our partners. This is natural as our business model seeks those clinicians who possess the ability and the desire to create referral relationships in their communities. However, as partnerships grow, it becomes increasingly difficult for an individual partner to touch all of the potential referral sources with the necessary frequency. In 2004, we made a push to add dedicated sales and marketing professionals in those markets where we have multiple locations and appropriate partner synergy. We presently have 50 facilities with combined partner and sales rep forces working to create community awareness, new referral relationships and strengthened ties to our existing referral sources.

Staff to Volume Level

Early on we identified that approximately one third of our clinics were operating with inappropriate staff to volume levels. Our operations team worked with our partners to create appropriate staff to volume ratios that took into account all relevant factors, both business and clinical. We continue to monitor this area and believe there are additional opportunities to realize efficiencies in our operating model.

Partner and Staff Recruiting

Given the importance of finding the right people in a competitive market, we made the decision to bring staff recruiting back "in-house" and began to re-focus our efforts on growing our new partner pipeline. Although we have more work to do, we have made strides as we look to expand the rate and quality of our company's new facility growth.

Looking Ahead

As we look to the opportunities before us, we must execute the following strategy which we initially presented to the Board of Directors, employees and shareholders last fall:

     o A renewed focus on "de novo" clinic development utilizing our traditional partner model of equity ownership.
     o Continued emphasis on operational efficiencies in key areas including staffing, net reimbursement rate and margin improvement.
     o Expansion in the area of management contracts for both hospitals as well as physician-owned physical therapy operations.
     o Although we will never be an acquisition driven company, we believe that there is an opportunity to accelerate our growth through carefully selected "tuck-in" acquisitions. These acquisitions should be structured similar to our partner model and should serve as an additional catalyst for future de novo growth.

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     o    Late last year our Board responded to overwhelming shareholder sentiment and authorized a share repurchase program. From September through December we accumulated 373,000 shares or approximately 3% of the company's outstanding common stock. As of year end, we had an additional 444,000 shares eligible for purchase under the program. Share repurchase is being funded using available cash plus free cash flow from operations.

Our Partners

We would like to share with you some recent quotes from your company's most important resource, our partners.

Debbie McConnell, C.H.T., Oklahoma Partner

"Ten years ago USPh offered me the best of both worlds: Private practice without financial risk. I had reached a plateau on the hospital's corporate ladder, but USPh was able to offer me a long term solution to build my own business."

Kurt Chapman, P.T., Wisconsin Partner

"Building a partnership with USPh gave me the opportunity to `live my dream' of owning a private practice. Prior to USPh, I never thought owning my own practice was financially possible. Without them, I could not have opened 3 clinics in 3 years!"

Jon Bergh, P.T., California Partner

"After working with USPh for 5 years, I can honestly say without reservation that my decision to partner with USPh was the best decision I could have made. Their support and backing, along with the autonomy of running my own practice, have made my dreams (and the dreams of my family) come true."

David Rapson, P.T., Michigan Partner

"Instead of being in the prime of my career and being stuck at the top of a pay scale, I am fortunate to have my income tied to my efforts and success."

Our Thanks

In closing, both of us want to thank our partners, management team, staff, and Board of Directors for their hard work, encouragement and support over this past year. To our shareholders we also say thanks for staying the course with us as we guide the path of this terrific company. While we have much work to do, we are excited and confident about U.S. Physical Therapy's continued success.

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Sincerely,

/s/ Chris Reading                               /s/ Larry McAfee

Chris Reading                                   Larry McAfee
President & Chief Executive Officer             Chief Financial Officer